Exhibit 10.11

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of May 15, 2025, by and between Joshua Kiel Malm (the “Executive”) and 5E Advanced Materials, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.
Term. The Executive’s employment hereunder shall be effective as of May 19, 2025 (the “Effective Date”). The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”
2.
Position and Duties.
2.1.
Position. During the Employment Term, the Executive shall serve as the Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company (the “CEO”). In such position, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the CEO, which duties, authority, and responsibilities are consistent with the Executive’s position.
2.2.
Duties. The Executive shall take guidance from the CEO regarding specific duties and priorities. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the CEO. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the CEO (which consent can be withheld by the CEO in his reasonable discretion), act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to the CEO in accordance with the Company’s Code of Business Conduct, and that such consent is hereby granted in respect of the Executive’s service as the Managing Member of Malm Consulting LLC and as a director of Erie Highlands Metropolitan District No. 1, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, and do not represent a conflict of interest with the Company, including, but not limited to, the obligations set forth in Section 2 hereof.
3.
Place of Performance. Unless the parties hereto otherwise agree in writing, during the Employment Term, the Executive shall be permitted to work from his home office (currently located in Erie, Colorado), to the extent that the Executive is able to fully perform his duties and responsibilities hereunder using such work arrangement (it being understood that, notwithstanding the foregoing, the Executive shall (a) generally report to the Company’s offices located in Hesperia, California as needed to attend meetings and for the proper performance of his duties generally, and (b) travel to other locations as may be reasonably necessary to fulfill the Executive’s duties and responsibilities hereunder, and, in the case of clauses (a) and (b), as reasonably directed by the CEO).
4.
Compensation.
4.1.
Base Salary. The Company shall pay the Executive an annual base salary of three hundred thousand dollars ($300,000) in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall, after the first complete fiscal year of the Employment Term, be reviewed at least annually by the Board of Directors (the “Board”), the Compensation Committee of the Board (the “Compensation Committee”), and the CEO, Board, or

Compensation Committee may, but shall not be required to, increase the base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.
4.2.
Annual Bonus. For each complete fiscal year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). As of the Effective Date, the Executive’s annual target bonus opportunity shall be equal to forty percent (40%) of Base Salary (the “Target Bonus”), based on the achievement of Company target performance goals established by the Board or the Compensation Committee; provided that, depending on results, the Executive’s actual Annual Bonus, if any, may be higher or lower than the Target Bonus, as determined by the Board or Compensation Committee. If the Company achieves superior performance goals established by the Board or Compensation Committee, then the Executive shall be eligible to receive an Annual Bonus up to eighty percent (80%) of Base Salary. For the period beginning on the Effective Date and ending on the last day of the applicable fiscal year, the Executive shall be eligible to receive a prorated Annual Bonus (calculated as the Annual Bonus that would have been paid for the entire fiscal year multiplied by a fraction, the numerator of which is equal to the number of days the Executive worked in the applicable fiscal year, and the denominator of which is equal to the total number of days in such year). The Annual Bonus, if any, will be paid within two and a half (2.5) months after the end of the applicable fiscal year. Except as otherwise provided in this Section 4.2, (a) the Annual Bonus will be subject to the terms of the Company annual bonus plan under which it is granted and (b) in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the last day of the applicable fiscal year.
4.3.
Stock Options. Within seven (7) days of the Effective Date (the “Grant Date”), the Company shall grant the Executive ninety-three thousand (93,000) stock options (the “Stock Options”) pursuant to the Company’s Amended and Restated 2022 Equity Compensation Plan (as may be amended from time to time, the “Plan”) having a per-share exercise price equal to the greater of (a) $8.74 and (b) the closing price of the Company’s common stock on the applicable Grant Date (or if there is no closing price on the Grant Date, the closing price on the last trading day immediately preceding the Grant Date). Such Stock Options shall cliff vest and become exercisable on the third (3rd) anniversary of the Effective Date, subject to the Executive’s continued employment with the Company through such vesting date; provided, however, that if the Executive’s employment is terminated by the Company without Cause, due to death or Disability, or by the Executive with Good Reason (each as defined below and each a “Qualifying Termination”), then subject to the Executive’s timely execution and non-revocation of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company, a pro-rated portion of the Stock Options shall vest and become exercisable in an amount equal to (i) the total number of Stock Options, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed from the Grant Date through and including the date of the Qualifying Termination, and the denominator of which is 1,096; provided, however, that if the Executive experiences a Qualifying Termination on or within eighteen (18) months after the occurrence of a Change in Control (as defined in the Plan), the Stock Options shall vest and become exercisable in full immediately prior to the occurrence of the Change in Control. All other terms for such Stock Options shall be set forth in a stock option award agreement approved by the Board or Compensation Committee and shall be no less favorable than those that apply to similarly situated executive officers of the Company.
4.4.
Equity Awards. With respect to each fiscal year of the Company ending during the Employment Term, the Executive shall be eligible to receive an annual long-term equity incentive award (the “Equity Awards”). The amount, types of awards and other terms of the Equity Awards shall be at the discretion of the Board or Compensation Committee.
4.5.
Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.
4.6.
Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable

Employee Benefit Plans. The Company reserves the right to amend or terminate any of the Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.
4.7.
Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to twenty-five (25) working days paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.
4.8.
Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s travel and expense reimbursement policies and procedures.
4.9.
Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the extent allowable pursuant to applicable law and the Company’s charter and bylaws or any individual indemnification agreement entered into between the Executive and the Company.
4.10.
Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement, including, but not limited to, the Company’s Incentive Based Compensation Recoupment Policy).
4.11.
Legal Fees. Not later than ten (10) business days following the Effective Date, the Company shall reimburse the Executive for any and all reasonable attorneys’ fees and related costs paid in connection with his negotiation and execution of this Agreement, up to a maximum of $10,000.
5.
Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, the Executive shall be required to give the Company at least thirty (30) days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.
5.1.
For Cause or Without Good Reason.
(a)
The Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) or by the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:
(i)
any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures but in any event no later than required by applicable law;
(i)
any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement;
(i)
reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and
(i)
such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts”.

(a)
For purposes of this Agreement, “Cause” shall mean:
(i)
the Executive’s willful failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);
(i)
the Executive’s willful failure to comply with any valid and legal directive of the CEO or Board;
(i)
the Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;
(i)
the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;
(i)
the Executive’s conviction or commission of, or entry of a plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;
(i)
the Executive’s material violation of the Company’s written policies or codes of conduct, including but not limited to written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct, violation of securities laws, or violation of any law regarding employment discrimination or sexual harassment;
(i)
the Executive’s willful unauthorized disclosure of Confidential Information (as defined below);
(i)
the Executive’s willful material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or
(i)
the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company materially negative publicity or into material public disgrace, embarrassment, or disrepute.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given by the CEO, pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have fifteen (15) business days from the delivery of written notice by the

Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of fifteen (15) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect. The Company may place the Executive on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate the Executive’s employment for Cause. Any such action by the Company will not constitute Good Reason.

(a)
For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:
(i)
a material reduction in the Executive’s Base Salary and Target Bonus opportunity, other than as part of an across-the-board reduction applicable to the Company’s senior executives, and further excluding any voluntary reductions in Base Salary and/or Target Bonus;
(i)
a relocation of the Executive’s principal place of employment by more than fifty (50) miles at the Company’s expense; provided, that, it shall not constitute Good Reason if such relocation occurs when the Company’s large scale boron facility is mechanically complete;
(i)
any material breach by the Company of any material provision of this Agreement;
(i)
the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;
(i)
a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company, and capitalization as of the date of this Agreement; or
(i)
a material adverse change in the reporting structure applicable to the Executive.

The Executive cannot terminate employment for Good Reason unless (x) the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (y) the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances, and (z) the Company does not cure such circumstances. If the Company does not cure the circumstances providing grounds for Good Reason and the Executive does not terminate the Executive’s employment for Good Reason within thirty (30) days after the expiration of the Company’s cure period, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

5.2.
Without Cause or for Good Reason, Not in Connection with a Change in Control. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination that occurs outside the CIC Period (as defined below), the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and the Executive’s execution and non-revocation of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within forty-five (45) days following the Termination Date (such forty-five (45)-day period, the “Release Execution Period”), the Executive shall be entitled to receive the following:

(a)
a lump sum payment equal to six (6) months of the Executive’s Base Salary for the year in which the Termination Date occurs, which shall be paid within fifteen (15) days following the Release Execution Period;
(a)
a payment equal to the product of (i) the Target Bonus and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2.5) months following the end of the fiscal year in which the Termination Date occurs;
(a)
if the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the fifth (5th) day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the six (6)-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 5.2(c) in a manner as is necessary to comply with the ACA; and
(a)
notwithstanding the terms of the Plan or any applicable award agreements: all outstanding unvested Stock Awards (as defined below) granted to the Executive during the Employment Term that are subject to time-based vesting conditions shall become fully vested on the effective date of the Release. Executive’s outstanding Stock Awards granted under the Plan that are subject solely to performance-based vesting conditions will be governed by the terms of the applicable Stock Award agreement and the Plan. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any Stock Award agreement or the Plan regarding such Stock Award. Notwithstanding the foregoing, in the event the Stock Award agreement or the Plan provides for more favorable treatment of Stock Awards upon a Change in Control or a Qualifying Termination, nothing in this Agreement is intended to limit Executive’s right to such more favorable treatment as provided in such Stock Award agreement or the Plan. For purposes of this Agreement, “Stock Awards” means all stock options (other than the Stock Options), restricted stock units, performance stock units and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.
5.3.
Without Cause or for Good Reason upon a Change in Control. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination that occurs during the period commencing on the date that is three (3) months prior to a Change in Control (as such term is defined in the Company Equity Compensation Plan) and ending on the date that is eighteen (18) months following a Change in Control (the “CIC Period”), the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and the Executive’s execution and non-revocation of a Release and such Release becoming effective within the Release Execution Period, the Executive shall be entitled to receive all of the following:
(a)
a lump sum payment equal to six (6) months of the Executive’s Base Salary for the year in which the Termination Date occurs, which shall be paid within fifteen (15) days following the Release Execution Period;
(a)
an amount equal to the Pro-Rata Bonus for the year in which the termination occurs;
(a)
if the Executive timely and properly elects health continuation coverage under COBRA, the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the

Executive for the Executive and the Executive’s dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the fifth (5th) day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the six (6)-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.3(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 5.3(c) in a manner as is necessary to comply with the ACA; and
(a)
notwithstanding the terms of the Plan or any applicable award agreements: all outstanding unvested Stock Awards (as defined below) granted to the Executive during the Employment Term that are subject to time-based vesting conditions shall become fully vested on the effective date of the Release. In the event that (i) there are performance stock units (“PSUs”) outstanding and the Termination Date is within twelve (12) months of the end of their respective performance period(s), and (ii) there is a reasonable probability that the respective performance goal(s) for such PSUs would have been achieved at target (or above) absent the Change in Control, as assessed by the Board or Compensation Committee in their sole discretion, then such PSUs that would have vested within such twelve (12) month period following the Change in Control shall also vest on the effective date of the Release based on target performance. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any Stock Award agreement or the Plan regarding such Stock Award. Notwithstanding the foregoing, in the event the Stock Award agreement or the Plan provides for more favorable treatment of Stock Awards upon a Change in Control or a Qualifying Termination, nothing in this Agreement is intended to limit Executive’s right to such more favorable treatment as provided in such Stock Award agreement or the Plan.
5.4.
Death or Disability.
(a)
The Executive’s employment hereunder shall terminate automatically on the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.
(a)
If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:
(i)
the Accrued Amounts;
(i)
an amount equal to the Pro Rata Bonus for the year in which the termination occurs, which shall be paid within fourteen (14) days following the Termination Date; and
(i)
vesting of such Stock Awards as the Executive is entitled to at the Termination Date in accordance with the terms and conditions of the applicable Stock Award agreements.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(a)
For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.
5.5.
Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.4(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 28. The Notice of Termination shall specify:
(a)
The termination provision of this Agreement relied upon;
(a)
To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and
(a)
The applicable Termination Date.
5.6.
Termination Date. The Executive’s “Termination Date” shall be:
(a)
If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;
(a)
If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;
(a)
If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;
(a)
If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than ninety (90) days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to ninety (90) days’ Base Salary in lieu of such notice or require the Executive to work a certain number of days established by the Board within the notice period including for the full ninety (90) days or a shorter period of time in which any Base Salary in lieu of such notice shall be prorated (multiplied by a fraction, the numerator of which is equal to the number of days the Executive worked in the notice period, and the denominator of which is equal to ninety (90) days), which shall be paid in a lump sum on the Executive’s Termination Date and for all purposes of this Agreement, the Executive’s Termination Date shall be the date on which such Notice of Termination is delivered, or any subsequent date as determined by the Company between the Notice of Termination and ninety (90) days following;
(a)
If the Executive terminates the Executive’s employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than ninety (90) days following the date on which the Notice of Termination is delivered; and
(a)
Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A (“Section 409A”) of the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder (the “Code”).
5.7.
Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as provided in Sections 5.2(c) and 5.3(c), any amounts payable pursuant to this Section shall not be reduced by compensation or benefits the Executive earns on account of employment with another employer.
5.8.
Resignation of All Other Positions. On termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer of the Company or any of its affiliates.

6.
Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the CEO, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.
7.
Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below. The Executive understands and acknowledges that the Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after the Executive begins employment by the Company) and shall continue during and after the Executive’s employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.
7.1.
Confidential Information Defined. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or any of its subsidiaries or affiliates (the “Company Group”) or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company Group in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by the Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive. Additionally, Confidential Information shall not include information that arises from the Executive’s general training, knowledge, skill, or experience, whether gained on the job or otherwise.

7.2.
Company Creation and Use of Confidential Information. The Executive understands and acknowledges that the Company Group has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of boron and lithium mining and specialty chemicals and downstream derivatives related to same. The Executive understands and acknowledges that as a result of these efforts, the Company Group has created, and continues to use and create Confidential

Information. This Confidential Information provides the Company Group with a competitive advantage over others in the marketplace.
7.3.
Disclosure and Use Restrictions. The Executive agrees and covenants: (a) to treat all Confidential Information as strictly confidential; (b) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company Group and, in any event, not to anyone outside of the direct employ of the Company Group except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the CEO acting on behalf of the Company Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (c) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company Group, except as required in the performance of the Executive’s authorized employment duties to the Company.
7.4.
Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (a) communicating directly with, filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (b) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (c) receiving an award for information provided to any Government Agency. Further, nothing herein will prevent Executive from participating in activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the NLRB. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative, or legal process or otherwise as required by law. If Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony. Further, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.
8.
Duty of Loyalty/Prohibited Activity.
8.1.
Acknowledgement. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information, including the Company’s trade secrets, and places the Executive in a position of trust and confidence with the Company Group. The Executive understands and acknowledges that the intellectual or artistic services the Executive provides to the Company Group are unique, special, or extraordinary.

The Executive further understands and acknowledges that the Company Group’s ability to reserve these for the exclusive knowledge and use of the Company Group is of great competitive importance and commercial value to the Company Group, and that improper use or disclosure of the Company’s trade secrets by the Executive is likely to harm the Company Group’s legitimate business interests.

8.2.
Prohibited Activity. Because of the Company Group’s legitimate business interests as described herein and the good and valuable consideration offered to the Executive, during the Employment Term, the Executive will act solely for the benefit of the Company Group and agrees not to engage in activities that (a) conflict or interfere with the Executive’s performance of the Executive’s job duties and responsibilities to the Company Group, or (b) may result in the disclosure of trade secrets, proprietary information, or Confidential Information in violation of this Agreement and/or the Company Group’s policies (collectively, “Prohibited Activity”). However, nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation. Further, this Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Company’s Corporate Secretary.
9.
Non-Disparagement. Subject to Section 7.4, the Executive agrees and covenants that the Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company Group or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors, and other associated third parties.

This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Company’s Corporate Secretary.

The Company agrees and covenants that it shall direct its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Executive to any third parties.

10.
Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the Executive’s covenants in Section 7, Section 8, and Section 9 of this Agreement and the other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the trade secrets and other legitimate business interests of the Company Group.

The Executive further acknowledges that the benefits provided to the Executive under this Agreement, including the amount of the Executive’s compensation reflects, in part, the Executive’s obligations and the Company’s rights under Section 7, Section 8, and Section 9 of this Agreement; that the Executive has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that the Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company’s enforcement thereof.

11.
Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8, or Section 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.
12.
Proprietary Rights.
12.1.
Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the Employment Term and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other Confidential Information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company Group information.

Notwithstanding the foregoing, Work Product and Intellectual Property Rights will not include, and the provisions of this Agreement requiring assignment of any Work Product or Intellectual Property Rights do not apply to, any work or right which qualifies for exclusion under California Labor Code Section 2870 which states:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)
Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)
Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

12.2.
Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.
12.3.
Further Assurances; Power of Attorney. During and after the Employment Term, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the

Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.
12.4.
No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Executive by the Company.
13.
Security.
13.1.
Security and Access. The Executive agrees and covenants (a) to comply with all Company Group security policies and procedures as in force from time to time (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (c) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event the Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company Group property or materials by others.
13.2.
Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company Group property and all Company Group documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company Group or any of its business associates or created by the Executive in connection with the Executive’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company Group devices, networks, storage locations, and media in the Executive’s possession or control.
14.
Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company Group and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the Employment Term, for all legitimate commercial and business purposes of the Company Group (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Executive. The Executive hereby forever waives and releases the Company Group and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the Employment Term, arising directly or indirectly from the Company Group’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.
15.
Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the state of Colorado without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Colorado, county of Boulder. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
16.
Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter, including that certain Consulting Agreement, by and between the Executive and the Company, dated September 9, 2024. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.
17.
Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the CEO. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
18.
Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

19.
Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
20.
Counterparts; Electronic Signatures. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The parties further agree that facsimile, photocopy, PDF, PDF copy, DocuSign, or other electronic signatures shall be just as valid and enforceable as original signatures and shall have the same effect as original signatures.
21.
Excise Tax.
21.1.
Best Pay Provision. In the event that any payment or benefit received or to be received by Executive pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change in ownership or control or the termination of Executive’s employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). Except to the extent that an alternative reduction order would result in a greater economic benefit to Executive on an after-tax basis, the parties intend that the Total Payments shall be reduced in the following order: (w) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (x) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code, (y) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award that is exempt from Section 409A of the Code, and (z) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code; provided, in case of clauses (x), (y) and (z), that reduction of any payments or benefits attributable to the acceleration of vesting of Company equity awards shall be first applied to equity awards with later vesting dates; provided, further, that, notwithstanding the foregoing, any such reduction shall be undertaken in a manner that complies with and does not result in the imposition of additional taxes on Executive under Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to Executive on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.
21.2.
Determinations. All determinations regarding the application of this Section 8 shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in ownership or control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments shall be taken into account which (x) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, or (y) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (b) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this “Excise Tax” section shall be done by the 280G Firm. The 280G Firm will be directed to submit its determination and detailed supporting calculations to both Executive and the Company within fifteen (15) days after notification from either the Company or Executive that Executive may receive payments which may be “parachute payments.” Executive and the Company will each provide the 280G Firm access to and copies of any books, records, and documents as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne solely by the Company.
22.
Section 409A.
22.1.
General. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company and Executive agree in good faith that the payments and benefits under this Agreement would not comply with Section 409A, the parties hereto shall reasonably and in good faith attempt to modify this Agreement to comply with Section 409A while endeavoring to maintain the intended economic benefits hereunder.
22.2.
Separation from Service. Notwithstanding anything in this Agreement to the contrary, (a) any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and (b) in the event that, with respect to the amounts payable under Sections 5.2 or 5.3, the timing of the delivery of Executive’s Release could cause such amounts to begin in one or another taxable year, to the extent such amounts are subject to Section 409A, then notwithstanding the payment timing set forth in such Sections, such amounts shall not be payable until the later of (i) the payment date specified in such Section or (ii) the first business day of the taxable year following Executive’s Separation from Service.
22.3.
Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
22.4.
Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, (a) any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, (b) Executive shall submit Executive’s reimbursement request promptly following the date the expense is incurred, (c) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and (d) Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
22.5.
Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
23.
Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the covenants sections contained in Section 7, Section 8, and Section 9 of this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the covenants sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.
24.
Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.
25.
Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

5E Advanced Materials, Inc.

9329 Mariposa Road, Suite 210

Hesperia, California 92344Attn: Chief Executive Officer

If to the Executive:

To the Executive’s most recent address on the Company’s payroll records.

26.
Representations of the Executive. The Executive represents and warrants to the Company that:
(a)
The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.
(a)
The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.
27.
Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
28.
Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
29.
Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT, BEFORE SIGNING THIS AGREEMENT, (I) THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS OF THE COMPANY REGARDING ITS TERMS, (II) THE EXECUTIVE HAS CONSULTED WITH AN ATTORNEY AND HAS BEEN INDIVIDUALLY REPRESENTED BY LEGAL COUNSEL IN NEGOTIATING THE TERMS OF THIS AGREEMENT, INCLUDING WITH RESPECT TO THE CHOICE OF COLORADO LAW AS THE GOVERNING LAW OF THIS AGREEMENT AND THE COURTS OF COLORADO, COUNTY OF BOULDER, AS VENUE FOR ANY JUDICIAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND (III) THE EXECUTIVE CONSENTS TO SUCH GOVERNING LAW AND VENUE.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

5E ADVANCED MATERIALS, INC.

By:	/s/ Paul Weibel
Name: Paul Weibel
Title: Chief Executive Officer

EXECUTIVE

Signature:	/s/ Joshua Kiel Malm
Print Name:	Joshua Kiel Malm